CONSULTING AGREEMENT

     Consulting Agreement (this "Agreement"), dated as of the 14th day of May, 1998, by and between Safety Components International, Inc. (the "Company"), a Delaware corporation and Thomas W. Cresante (the "Consultant").

                               W I T N E S S E T H

     WHEREAS, the Consultant has been a party to an Employment Agreement with the Company, dated May 19, 1997 (the "Employment Agreement");

     WHEREAS, the Company and the Consultant have agreed that it is appropriate to enter into an alternative arrangement to replace the Employment Agreement with this Agreement;

     WHEREAS, the Company desires to retain the Consultant, and the Consultant desires to be retained, as a consultant to the Company as provided in this Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Consultant hereby agree as follows:

     1. Termination of Employment Agreement. It is hereby agreed that the Employment Agreement is terminated in all respects effective May 14, 1998, without any further obligation of the Company or Consultant, except as explicitly provided herein. The parties have executed the mutual releases annexed hereto as Exhibit A. From and after the date of commencement of the Term hereof, the rights and obligations of the parties shall be governed by this Agreement.

     2. Term. This Agreement shall commence as of May 14, 1998 and shall terminate on May 19, 2000 (the "Term").

     3. Services.

     (a) The Consultant agrees that during the Term, he will serve as a consultant to the Company and in such capacity, perform such services as the Chief Executive Officer or the Board of Directors of the Company may, from time to time, reasonably request. Consultant's responsibilities shall generally include assistance with customer relationships, attendance at industry and customer meetings, conferences and facility tours, and such other special projects as shall be assigned to Consultant. The Consultant shall report to the Chief Executive Officer of the Company. The Consultant shall be available at such times and places as are reasonably requested by the Company.

     (b) The Consultant shall devote as much time to the performance of his obligations hereunder as is reasonably required to fulfill his responsibilities hereunder, which is estimated to average approximately 40 hours per month.



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     (c) The  Consultant's  responsibilities  hereunder  may  from  time to time include business travel.

     4. Compensation.

     (a) Cash Compensation. In consideration of the services provided by the Consultant hereunder, the Company shall pay the Consultant compensation of $100,000 per year, payable at least on a monthly basis.

     (b) Stock Options. Notwithstanding any provisions contained in the Employment Agreement, the Consultant and the Company hereby agree that the Consultant shall be fully vested as of the date hereof in options to purchase 85,667 shares of common stock, $.01 par value of the Company (the "Common Stock") (the "Stock Options" ) issued to Consultant under the Employment Agreement pursuant to, and in accordance with, the Company's 1994 Stock Option Plan (the "Plan"). Such options shall be exercisable for as long as Consultant shall remain a consultant to the Company and for thirty (30) days thereafter. The remaining Stock Options issued to the Consultant under the Employment Agreement shall be forfeited.

     (c) Bonus Compensation. Consultant shall be entitled to the greater of (x) his guaranteed bonus of $50,000 for the fiscal year ended March 31, 1998 or (y) his entitlement for such year under The Senior Management Incentive Plan. Such bonus shall be paid on or before June 30, 1998. Consultant shall thereafter be entitled only to such bonus compensation, if any, as is approved by the Compensation Committee of the Board of Directors, in its sole discretion. Consultant shall have no rights under the Company's Senior Management Incentive Plan or the Stock Appreciation Rights Award Plan.

     5. Reimbursement of Expenses. During the Term, the Company shall reimburse the Consultant upon presentation of appropriate vouchers or receipts and in accordance with the Company's expense reimbursement policies for employees, for all reasonable travel (including first class airline tickets) and entertainment expenses incurred by the Consultant in connection with the performance of his duties under the Agreement.

     6. Benefits.

     (a) Health Insurance. During the Term, the Company shall continue to pay the premiums on health insurance for the Consultant and his covered dependents, if any, on a basis consistent with premiums paid during the term of his Employment Agreement.

     (b) Life Insurance; Disability Insurance. Subject to the availability on commercially reasonable terms, during the Term, the Company shall maintain in effect and pay the premiums for a term life insurance policy covering the Consultant in an amount equal to two million dollars ($2,000,000) (the "Life Insurance Amount"), the beneficiary of which shall be designated by the Consultant. Consultant shall also be entitled to continued benefits under the Company's short and long term disability plan to the extent such benefits are made available to executive officers, generally.


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     (c)  Automobile.  During the Term,  the Company will provide the Consultant with an automobile allowance of $1,200 per month for all expenses relating to the insurance, maintenance and operation of Consultant's automobile.

     (d) Country Club Membership. During the Term, the Company will, promptly following the submission of documentation reasonably satisfactory to the Company, reimburse the Consultant for annual membership and associated fees paid by Consultant during such fiscal year in the so-called "Gainey Ranch" country club. At the end of the Term, the membership rights of the Company shall be transferred to Consultant.

     7. Consequences of Termination of Consultancy.

     (a) Death. In the event of the death of the Consultant during the Term, Consultant's consulting obligations hereunder shall be terminated as of the date of his death and Consultant's designated beneficiary, or, in the absence of such designation, the estate or other legal representative of the Consultant (collectively, the "Estate") shall be paid, in addition to any life insurance proceeds pursuant to Section 6(c) above, Consultant's unpaid compensation through the month in which the death occurs.

     (b) Disability. In the event the Consultant shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) for a period of either (i) ninety (90) consecutive days or (ii) one hundred eighty (180) days in any consecutive three hundred sixty-five (365) day period, the Company shall have the right to terminate this Agreement by giving Consultant ten (10) days' prior written notice. If Consultant's engagement hereunder is so terminated, Consultant shall be paid, in addition to payments under any disability insurance policy in effect, Consultant's unpaid compensation through the month in which such termination occurs.

     (c) For Cause. Nothing herein shall prevent the Company from terminating this Agreement for Cause (as defined below). In the event Consultant is terminated for Cause, Consultant shall be paid his unpaid Compensation, if any, under Section 4(a) through the month in which such termination occurs. The term "Cause" as used herein, shall mean (i) Consultant's willful misconduct, material dishonesty or fraud in the performance of his duties hereunder, (ii) the continued failure or refusal of Consultant (following written notice thereof) to carry out any reasonable request of the Company's Chief Executive Officer or Board for the provision of services hereunder, (iii) the material breach of the Agreement by Consultant or (iv) the entering of a plea of guilty or nolo contendere to, or the conviction of Consultant of, a felony or any other criminal act involving moral turpitude, dishonesty, theft or unethical business conduct. For purposes of this Section 7(c), no act or omission shall be considered willful unless done or omitted to be done in bad faith and without reasonable belief that such act or omission was in the best interest of the Company.

     Termination of this Agreement for Cause pursuant to this Section 7(c) shall be made by delivery to Consultant of a letter from the Board generally setting forth a description of the conduct which provides the basis for a termination of this Agreement for Cause; provided,


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however,  that,  prior to the termination of the Agreement for a basis set forth in Sections 7.3(ii) or 7.3(iii) above (which is capable of being cured), Consultant shall be given notice of the basis for termination by the Company and a reasonable opportunity to cure such breach.

     (d) Termination of this Agreement Other than for Death, Disability, or Cause. This Agreement may be terminated (i) by the Company (in addition to termination pursuant to Sections 7(a), (b) or (c) above), at any time and for any reason, (ii) by the Consultant at any time and for any reason or (iii) upon the expiration of the Term. If the Agreement is terminated by the Company (other than as a result of death or disability of Consultant or for Cause), the Company shall (x) pay Consultant a severance and noncompetition payment equal to the Compensation under Section 4(a), if any, for the remainder of the Term and (y) shall provide fringe benefits under Section 6 to Consultant for the remainder of the Term. Such severance and non-competition payment shall be payable in equal monthly installments commencing on the first day of the month following termination and shall continue for the remainder of the Term.

     (e) Voluntary Termination. If Consultant terminates this Agreement voluntarily prior to the expiration of the Term, Consultant shall be paid his unpaid Compensation under Section 4(a), if any, through the date of such voluntary termination.

     8. Confidential Information.

     (a) The Consultant agrees not to use, disclose or make accessible to any other person, firm, partnership, corporation or any other entity any Confidential Information (as defined below) pertaining to the business of the Company or its subsidiaries except (i) while providing consulting services as provided herein to the Company in the business of and for the benefit of the Company or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Company to divulge, disclose or make accessible such information. For purposes of the Agreement, "Confidential Information" shall mean non-public information concerning the Company or its subsidiaries constituting financial data, statistical data, strategic business plans, product development (or other proprietary product data), customer and supplier lists, customer and supplier information, information relating to governmental relations, discoveries, practices, processes, methods, trade secrets, marketing plans and other non-public, proprietary and confidential information of the Company or its subsidiaries, that, in any case, is not otherwise generally available to the public and has not been disclosed by the Company to others not subject to confidentiality agreements. In the event Consultant's engagement hereunder is terminated for any reason, he immediately shall return to the Company all Confidential Information in his possession.

     (b) The Consultant and the Company agree that the covenant regarding confidential information contained in this Section 8 is a reasonable covenant under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenant is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall


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appear not  reasonable  and to  enforce  the  remainder  of the  covenant  as so amended. The Consultant agrees that any breach of the covenant contained in this
Section 8 would irreparably injure the Company. Accordingly, the Consultant agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Consultant from any court having jurisdiction over the matter, restraining any further violation of this Section 8.

     (c) The provisions of this Section 8 shall extend for the Term and shall survive the termination of the Agreement for two years from the date the Agreement is terminated.

     9. Non-Competition; Non-Solicitation.

     (a) The Consultant agrees that, during the Non-Competition Period (as defined in Section 9(d) below), without the prior written consent of the
Company: (i) he shall not, directly or indirectly, either as principal manager, agent, consultant, officer, director, greater than two (2 %) percent holder of any class or series of equity securities, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in or otherwise be connected with, any entity which is now or at the time, has material operations which are engaged in any business activity competitive (directly or indirectly) with the business of the Company or its subsidiaries (currently the manufacture and sale of (x) automotive airbag fabric and cushions and metal airbag components; (y) synthetic fabrics; and (z) military ordnance products) including, for these purposes, any business in which, at the termination of his engagement hereunder, there was a bona fide intention on the part of the Company to engage in the future; and (ii) he shall not, on behalf of any competing entity, directly or indirectly, have any dealings or contact with any suppliers or customers of the Company. Nothing in this paragraph shall prevent Consultant from serving as an employee or consultant of (i) an entity in the automotive industry so long as it is not engaged in any of the businesses specified in clause (x) of this paragraph above or (ii) TRW Inc., Breed Technologies Inc., or other module manufacturers or their respective subsidiaries but only with respect to their sensor, propellant, inflater or module businesses.

     (b) During the Non-Competition Period, Consultant agrees that, without the prior written consent of the Company (and other than on behalf of the Company), Consultant shall not, on his own behalf or on behalf of any person or entity, directly or indirectly hire or solicit the employment of any employee who has been employed by the Company at any time during the one (1) year period immediately preceding such date of hiring or solicitation.

     (c) The Consultant and the Company agree that the covenants of non-competition and non-solicitation contained in this Section 9 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. The Consultant agrees that any breach of the covenants contained in this Section 9 would irreparably


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injure the Company.  Accordingly,  the  Consultant  agrees that the Company,  in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against the Consultant from any court having jurisdiction over the matter, restraining any further violation of this Section 9.

     (d) The provisions of this Section 9 shall extend for the Term and survive the termination of the Agreement for one year from the date of such termination (herein referred to as the "Non-Competition Period").

     10. Independent Contractor. The relationship of the Consultant to the Company established by this Agreement is that of an independent contractor, and nothing contained in this Agreement shall be construed to: (a) give the Consultant the power to (i) direct or control any activities of the Company, or
(ii) create or assume any obligation on behalf of the Company for any purpose whatsoever; (b) constitute the Consultant as an employee of the Company or, except as provided herein, entitle the Consultant to participate in any employee benefit plans or fringe benefit plans made available to the Company's employees; or (c) constitute the Consultant as an agent of the Company.

     11. Return of Documents. Promptly following termination of this Agreement for any reason, the Consultant shall immediately deliver to the Company all plans, designs, drawings, specifications, listings, manuals, memoranda, projections, minutes, records, notebooks, computer programs and similar repositories of or containing Confidential Information, including all copies, then in the Consultant's possession or control or available from persons outside the Company receiving such documents from the Consultant, whether prepared by the Consultant or others. At such time, the Consultant shall not retain any copies or abstracts of any such documents.

     12. Notices. For the purposes of this Agreement, notices and other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by overnight courier or sent by certified mail, return receipt requested, postage prepaid, addressed to the Company at its principal executive office and to Consultant at the address reflected in the Company's records as the Consultant's principal residence, or such other respective address as is last given by either party to the other, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof, one day after deposit with an overnight courier, or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

     13. Successors and Assigns.

     (a) This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and the term the "Company" as used herein shall include its successors and assigns. The terms "successors and assigns" as used herein shall mean


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a corporation or other entity acquiring all or substantially  all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

     (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Consultant, his heirs, beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall be binding upon and inure to the benefit of the Consultant, his heirs, beneficiaries and legal personal representatives.

     14. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and the Company. No waiver by any party hereto at any time of any breach by any other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by any party which is not expressly set forth in this Agreement.

     15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware without giving effect to the conflict of law principles thereof.

     16. Severability. The provision of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     17. Entire Agreement and Effect on Other Agreements. This Agreement constitutes the entirety of the agreement between the parties, and supersedes all prior agreements, understandings and arrangements, oral or written (including the Employment Agreement), between the parties on the subject matter hereof. The payments and benefits provided to the Consultant under this Agreement are in lieu of all other salary or benefit continuation benefits to which the Consultant may otherwise be entitled under all other agreements, plans, policies, practices and arrangements (including the Employment Agreement).

     18. Survival. The provisions of Sections 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 shall survive the termination of this Agreement.

     19. No Admission. The execution of this Agreement shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either the Consultant or the Company.

     20. Taxes. The parties acknowledge and agree that the Company will not be obligated to make, and that it is the sole responsibility of the Consultant to make, all periodic filings and payments required to be made in connection with withholding taxes, estimated taxes or any other federal, state or local taxes, payments or filings required to be made or paid in


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connection  with the  monthly  payments  made and stock  options  granted to the
Consultant hereunder.

     21. Counterparts. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Consultant has executed this Agreement as of the date set forth above.

                      SAFETY COMPONENTS INTERNATIONAL, INC.


                                    By:   /s/  Jeffrey J. Kaplan
                                          ---------------------------------
                                    Name:      Jeffrey J. Kaplan
                                    Title:     Executive Vice President
                                               and Chief Financial Officer



                                          /s/  Thomas W. Cresante
                                          -------------------------
                                               Thomas W. Cresante


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